Exhibit 10.9
Execution Copy
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT is made as of this 28th day of November, 2006, (this “Agreement”) by and between Discovery Communications, Inc, a Delaware corporation with its principal place of business at One Discovery Place, Silver Spring, Maryland 20910 (the “Company”) and David Zaslav, an individual, currently residing in Ryebrook, New York 10573, (the “Executive”), (collectively, the “Parties”).
WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer (“CEO”), and the Parties desire to enter into this Agreement to secure the Executive’s employment during the term hereof, on the terms and conditions set forth herein.
NOW, THEREFORE, the Parties agree as follows:
1.	Title. The Company hereby employs the Executive, and the Executive agrees to serve the Company as President and CEO, on the terms and conditions hereinafter set forth, headquartered principally in the Company’s Silver Spring, Maryland offices (although it is anticipated that he will, from time to time, consistent with the Company’s business needs, work from the Company’s New York, New York offices).

2.	Employment Term and Location. The Executive’s employment by the Company pursuant to this Agreement will commence on a mutually agreeable date no later than April 1, 2007 (the “Effective Date”), and continue through the fifth anniversary thereof, unless sooner terminated pursuant to Paragraph 10 hereof (the ‘Term of Employment”). The Term of Employment automatically will be extended for subsequent twelve (12) month terms unless either the Company or the Executive provides written-notice of nonrenewal at least six (6) months prior to the expiration of the Term of Employment.

3.	Duties. The Executive shall report directly and solely to the Shareholder Group of the Company (the “Board”) and work closely with the Chairman of the Board. The Executive shall have all of the power, authority and responsibilities customarily attendant to the position of President and CEO, including the supervision and responsibility for all operations and management of the Company and its subsidiaries (the “Company Entities”). The Executive shall be the most senior executive having management responsibilities for the assets and day-to-day operations of the Company. The Executive shall work under the direction and control of the Board. The Executive agrees to render his services under this Agreement loyally and faithfully, to the best of his abilities and in substantial conformance with all laws, rules and Company policies. The Executive shall be subject to all of the Company’s policies, including conflicts of interest.

4.	Compensation.
(a)	Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), to be paid on the same payroll cycle as other executive officers of the Company (which shall be not less than bi-monthly), at an annual rate of Two Million Dollars ($2,000,000).

(b)	Signing Bonus. The Company shall pay the Executive a signing bonus in the aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000), payable in two installments. The first installment shall be in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) and shall be paid within ten (10) days following the Effective Date and the second installment shall be in the amount of One Million Dollars ($1,000,000) and shall be paid on or about the first anniversary of the Effective Date, provided the Executive is still employed by the Company as of such first anniversary or has been terminated other than for Cause or for Good Reason, pursuant to subparagraph 10(c) below.

(c)	Annual Bonus. For each full twelve (12) month period for which the Executive is employed by the Company (or as otherwise specifically provided in Paragraph 10 following termination of employment), beginning with the Effective Date and each anniversary thereof, the Executive will be eligible to earn an “Annual Bonus,” provided the Executive remains employed under this Agreement from the start of such twelve (12) month period through the anniversary of such date (or as otherwise specifically provided in Paragraph 10 following termination of employment). The “Target” Annual Bonus for each year shall be an amount equal to (i) 150% of the Base Salary during the first two twelve (12) month periods, (ii) 175% of the Base Salary during the third twelve (12) month period, (iii) 200% of the Base Salary during the fourth twelve (12) month period, and (iv) 225% of the Base Salary during the fifth twelve (12) month period; provided that for the first twelve (12) month period, the Annual Bonus shall be no less than Three Million Dollars ($3,000,000); for the second twelve (12) month period, the Annual Bonus shall be no less Two Million Dollars ($2,000,000); for the third twelve (12) month period, the Annual Bonus shall be no less than One Million Five Hundred Thousand Dollars ($1,500,000); and for the fourth and fifth twelve (12) month periods, the Annual Bonus shall be no less than One Million Dollars ($ 1,000,000). In the event the Term of Employment extends beyond the fifth twelve (12) month period, there shall not be any additional guaranteed Annual Bonus.

The Company generally pays annual incentive compensation on a calendar year basis, after delivery of the audited financial reports for such calendar year. In determining the amount of the bonus the Executive will receive for any calendar year, the Target Annual Bonus and the guaranteed Annual Bonus numbers above will be prorated to reflect the portion of the twelve (12) month anniversary periods in such calendar year. For an example of the foregoing, see Schedule A which sets forth how the foregoing proration would apply if the Effective Date is April 1, 2007.

The amount of the Annual Bonus will depend upon the achievement of quantitative and qualitative objectives with one-half the Target Annual Bonus subject to achievement of quantitative objectives and one-half of the Annual Bonus subject to the achievement of qualitative objectives. The quantitative and qualitative objectives will be established each year by the Compensation Committee in consultation with the Executive during the first ninety (90) days of each calendar year (provided that, for the first calendar year of the Term of

Employment, the Compensation Committee shall not establish the objectives until on or after the Effective Date). The review of performance relative to the quantitative objectives for each year shall be completed within thirty (30) days of the delivery of the audited financial statements of the Company for such year. The review of performance relative to qualitative objectives shall be completed by the end of March following such year, and achievement of the qualitative objectives will be determined by a majority vote of the Board.

With respect to the quantitative objectives, the Compensation Committee of the Company’s Board (the “Compensation Committee”) shall determine the type of objectives (e.g., annual revenue, operating income and cash flow objectives), the relative weight to be given to each type of objective (e.g., 33% each), and the numerical performance targets for each objective. The full Target Annual Bonus attributable to the quantitative objectives (i.e., 50% of the Target Annual Bonus) shall be earned only upon full (100%) achievement of each quantitative component; if the Executive’s performance relative to the quantitative performance targets is less than 80% of such targets, then no quantitative portion of the Target Annual Bonus will be earned; and if the Executive’s performance relative to the quantitative performance targets is between 80% and 100% of such targets, then the amount of the Target Annual Bonus earned with respect to that quantitative component shall be pro-rated from 0% to 100%. By way of example, in second twelve (12) month period, the Target Annual Bonus is $3,000,000, and one-half of such Target Annual Bonus ($1,500,000) is contingent upon meeting quantitative objectives; if there are two quantitative performance objectives and the Company achieves 95% of such objectives, then the Executive will have earned 75% of the quantitative portion of the Target Annual Bonus, or $ 1,125,000. In the event the Company restates its financial statements for any year after having paid an Annual Bonus for such year, then the Compensation Committee shall recalculate the quantitative portion of the Executive’s Annual Bonus for such year, based upon the restated financial statements, and (x) if the Company previously underpaid the quantitative portion of the Annual Bonus for such year, the Company shall promptly pay to the Executive (without interest) any additional Annual Bonus he was due for such year, and (y) if the Company previously overpaid the Annual Bonus for such year, the Executive shall promptly repay to the Company (without interest) the amount of the excess quantitative portion of Annual Bonus previously paid for such year; provided that, in the event the Party required to make a payment under this sentence is entitled to receive future payments from the Party entitled to receive payment under this sentence, then the Party required to make the payment under this sentence may reduce the payment due under this sentence by the present value of the future payments to be received from the other Party.

(d)	Unit Appreciation Award. As of the Effective Date, the Executive shall be awarded under the terms of the Company’s Discovery Appreciation Plan (the “DAP”) Four Million (4,000,000) “Appreciation Units” (as defined in the DAP), which is roughly equivalent to an interest of 0.794% in the appreciation in the value of the Company. The Executive’s rights with respect to the Appreciation

Units are set forth in the DAP (including vesting at 25% per year, pursuant to section 4.1 of DAP), except that, notwithstanding the terms of the DAP: (i) upon payment of the Executive’s Appreciation Units in connection with a “Regular Maturity Date” (as defined in the DAP) the Company shall award the Executive an additional grant of Appreciation Units to replenish the number of Appreciation Units canceled in connection with such payment (pursuant to section 3.2(a) of DAP), provided the Executive remains an eligible “Full-Time Employee” (as defined in the DAP) as of such date (for the avoidance of doubt, in the event the Executive’s employment with the Company has terminated for any reason, the replenishment grants will cease immediately prior to the Executive’s termination of employment); and (ii) upon the Executive’s termination of employment without Cause or for Good Reason, pursuant to subparagraph 10(c) below, (x) all of the Executive’s outstanding Appreciation Units shall become fully vested, and (y) if such termination occurs prior to the fifth anniversary of the Effective Date, then one-half of the vested Appreciation Units from each “Grant Effective Date” (as defined in the DAP) shall be valued as of the date of termination and paid within sixty (60) days following the Executive’s termination of employment and one-half of the vested Appreciation Units from each “Grant Effective Date” (as defined in the DAP) shall be valued as of the earlier of their Regular Maturity Date or the fifth anniversary of the Effective Date and paid within sixty (60) days thereafter.

(e)	Withholding. The Company will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which Executive participates or as required to satisfy any valid lien or court order.
5.	Employee Benefits.
(a)	Group Benefits. During the Term of Employment, the Executive shall be eligible to participate in all employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executive group, including, without limitation, all group insurance plans (term life, medical and disability) and retirement plans, as long as any such plan or arrangement remains generally applicable to its senior executive group. The Executive shall be entitled to four (4) weeks of vacation for each twelve (12) month period of employment; the Executive may take vacation in accordance with Company policy, consistent with the best interests of the Company; and annual leave not taken during a calendar year shall be carried forward and/or forfeited in accordance with Company policy.

(b)	Office. The Company will provide the Executive with office space and such other facilities, support staff (Executive Assistant) and services suitable to his position, adequate for the performance of his duties and reasonably acceptable to Executive.

(c)	Equipment. The Company will provide and pay all such reasonable expenses related to Executive’s use of mobile technology during the Term of Employment,

including monthly fees for business use of a cellular telephone, a wireless email device (e.g., a “Blackberry”), a personal digital assistant (PDA), and a laptop computer, in each case as approved by the Company, to allow Executive to perform his job duties outside of the Company’s offices.
6.	Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including, but not limited to, expenses for entertainment and travel, provided the Executive shall account for and substantiate all such expenses in accordance with the Company’s written policies for its senior executive group. Executive shall be entitled to travel via Company aircraft, pursuant to Company policy, or first class air transportation. The Executive or his designee shall manage and approve the business use of Company aircraft generally consistent with past practices and consistent with Company policy as may be in effect from time to time.

7.	Car Allowance. During the Term of Employment, the Company shall lease for the Executive’s sole use a car, chosen by the Executive, with a value not to exceed $90,000, provided such lease shall have a term of at least five years; the Company’s lease payments shall include coverage of “gap” or “guaranteed auto/asset protection” insurance on the leased car. By notice delivered to the Company no later than ten (10) days prior to the Effective Date, in lieu of having the Company lease a car for the Executive’s benefit, the Executive may elect to receive an economically equivalent car allowance, provided that in no event shall the allowance exceed the amount of $ 1,400 per calendar month.

8.	Relocation Expenses. The Executive shall purchase a residence within twenty (20) miles of the Company’s principal offices by the later of July 31, 2007 or one hundred eighty (180) days after the Effective Date (the “Relocation Date”), and for the period commencing on the Effective Date and ending on the Relocation Date, the Company shall provide the Executive with a suitable, furnished apartment within twenty (20) miles of the Company’s principal offices and shall pay for the rent and utilities for such apartment. If and when Executive and his family relocate their principal residence from Westchester County, New York to a location within twenty (20) miles of the Company’s principal offices, and if they do so no later than September 30, 2008, then the Company shall reimburse the Executive for the following out-of-pocket expenses that he incurs: (i) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of the Executive’s current primary residence, (ii) ordinary and reasonable closing costs incurred in connection with the purchase of the Executive’s new primary residence, (iii) ordinary and reasonable costs incurred to pack, insure, transport and unpack the household furnishings and effects of his primary residence, and (iv) ordinary and reasonable costs for up to thirty (30) days of temporary housing for Executive and his family while his household furnishings are in transit. In no event shall the Company reimburse relocation expenses, pursuant to the immediately preceding sentence in an amount, in the aggregate, in excess of $250,000. From the Effective Date through the earlier of the date the Executive and his family relocate their principal residence to within twenty (20) miles of the Company’s principal offices or the Relocation Date, the Company shall make private aircraft available to the Executive up to twice per calendar week for the purpose of traveling to or from his current residence and the Company’s principal offices. Thereafter, until the earlier of the date the Executive’s family relocates to within twenty (20) miles of the Company’s principal offices or one (1) year after the Relocation Date (the “Transition Period”), the Company shall make private aircraft available to the Executive up to twice per calendar week for the purpose of traveling to or from his family’s residence and the Company’s principal offices, provided that to the extent any expense associated with the Executive’s use of the aircraft is not deductible by the Company, the Executive shall reimburse the Company for the loss of any tax benefit or, at the Executive’s election, pay for the use of such airplane in a manner such that no portion of the expense is nondeductible. All expenses related to the Executive’s personal commuting incurred after the Transition Period will be at the sole cost of the Executive.

9.	Freedom to Contract. The Executive represents and warrants that, while he currently is under contract to another employer, he has (or within the next thirty (30) days will have) a right to terminate such contract with advance notice of not more than ninety (90) days, that he has the right to enter into this Agreement without breaching such contract, that as of the Effective Date he will be eligible for employment by the Company, and that no other written or verbal agreements exist which would be in conflict with or prevent performance of any portion of this Agreement. The Executive further agrees to hold the Company harmless from any and all liability arising out of any prior contractual obligations entered into by the Executive. The Executive represents and warrants that he has not made and, during the Term of Employment, will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.

10.	Termination. Notwithstanding the provisions of Paragraph 2 of this Agreement, the Executive’s employment under this Agreement and the Term of Employment hereunder shall terminate on the earliest of the following dates:
(a)	Death. Upon the date of the Executive’s death. In such event, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company): (i) the Executive’s accrued but unpaid Base Salary through the date of termination, plus.(ii) any Annual Bonus for a completed year which was earned (including any guaranteed Annual Bonus) but not paid as of the date of termination; plus (iii) any accrued but unused vacation leave pay as of the date of termination; plus (iv) any accrued vested benefits under the Company’s employee welfare and retirement plans, in accordance with the terms of those plans; plus (v) reimbursement of any business expenses in accordance with Paragraph 6 hereof ((i), (ii), (iii), (iv) and (v) hereinafter, the “Accrued Benefits”). In addition, the Company shall pay (x) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s death (including any guaranteed Annual Bonus), where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (y) the “COBRA” premiums for the continuation of Company group health insurance benefits previously provided to the Executive’s family pursuant to Paragraph 5

(provided his family timely elects such COBRA coverage) for so long as the family members remain eligible to receive such COBRA benefits; plus (z) the vested DAP benefits pursuant to section 7.2 of the DAP.

(b)	Cause. Upon the date specified in a written notice from the Board terminating the Executive’s employment for “Cause.” In such event, the Company shall pay to the Executive the Accrued Benefits.

The Company shall have “Cause” as a result of the Executive’s:

(i) Willful malfeasance by the Executive in connection with his employment, including embezzlement,’ misappropriation of funds, property or corporate opportunity or material breach of this Agreement, as determined by the Board after investigation, notice to Executive of the charge and provision to the Executive of an opportunity to respond;

(ii) If the Executive commits any act or becomes involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of the Company; or

(iii) If the Executive is convicted of, or pleads guilty or nolo contendre to, fails to defend against, or is indicted for a felony or a crime involving moral turpitude.

The Executive’s employment shall not be terminated for Cause under this subparagraph (b) unless the Company notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonably specificity the circumstances giving rise thereto, and (provided the Board believes such circumstances are susceptible of being cured by the Executive) provides the Executive a period of at least ten (10) business days to cure, and the Executive has failed to effect such a cure within such period. The Board, in its reasonable discretion, exercised in good faith, shall determine whether the Executive has cured the circumstances giving rise to Cause.

(c)	Other Than for Cause or for Good Reason. Upon the date specified in a written notice (i) from the Board of Directors terminating the Executive’s employment for any reason other than for Cause, the Executive’s death, the Executive’s “Disability,” or the expiration of the Term of Employment (and in the event no date is specified in the notice, the termination shall be effective upon the date on which the notice is delivered to the Executive); or (ii) from the Executive terminating his employment for “Good Reason.” In such event, the Company shall pay to the Executive: (u) the Accrued Benefits; plus (v) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the termination (including any guaranteed Annual Bonus), where the numerator of the fraction is the number of calendar days the Executive was employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; (w) an amount equal to one-twelfth (1/12) of the Executive’s then current annualized Base Salary multiplied by the applicable number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (x) an amount equal to one-twelfth (1/12) of the Executive’s then current Target Annual Bonus multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; plus (y) accelerated vesting and payment of Executive’s Appreciation Units under the DAP in accordance with Paragraph 4(d) hereof; plus (z) payment of the “COBRA” premiums for the continuation of Company group health insurance benefits provided to Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) for the Severance Period (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer or COBRA rights otherwise expire) ((u), (v), (w), (x) (y) and (z) hereinafter, the “Severance Benefits”). For the purposes of this Agreement, the “Severance Period” shall be: (A) a period of thirty-six (36) months if such termination occurs prior to the first anniversary of the Effective Date, (B) a period of thirty (30) months if such termination occurs on or after the first anniversary but before the second anniversary of the Effective Date, (C) a period of twenty-four (24) months if such termination occurs on or after the second anniversary but before the third anniversary of the Effective Date, (D) a period of eighteen (18) months if such termination occurs on or after the third anniversary but before the fourth anniversary of the Effective Date, or (E) a period of twelve (12) months if such termination occurs on or after the fourth anniversary.

The Executive shall have “Good Reason” as a result of the Company’s:
(1) reduction of Executive’s Base Salary;
(2) material reduction in the amount of the Annual Bonus which Executive is eligible to earn;
(3) relocation of Executive’s primary office at the Company to a facility or location that is more than forty (40) miles away from Executive’s primary office location immediately prior to such relocation and is further away from Executive’s residence, provided that a relocation to midtown Manhattan, New York shall not constitute Good Reason;
(4) material reduction of Executive’s duties; or
(5) material breach of this Agreement.
The Executive’s employment shall not be terminated for Good Reason under this subparagraph (c) unless the Executive notifies the Board in writing of his intention to terminate his employment for Good Reason, describes with reasonably specificity the circumstances giving rise thereto, and (provided such circumstances are susceptible of being cured by the Company) provides the Company a period of at least ten (10) business days to cure, and the Company has failed to effect such a cure within such period.

(d)	Disability. Upon the date specified in a written notice from the Board of Directors terminating the Executive’s employment for “Disability.” In the event of the Executive’s Disability, the Company shall pay to the Executive (i) the Accrued Benefits; plus (ii) an amount equal to a fraction of the Annual Bonus the Executive would have received for the calendar year of the Executive’s Disability (including any guaranteed Annual Bonus), where the numerator of the fraction is the number of calendar days the Executive was actively employed during the calendar year and the denominator of the fraction is 365, which amount shall be payable at the time the Company normally pays the Annual Bonus; plus (iii) payment of the “COBRA” premiums for the continuation of Company group health insurance benefits provided to Executive and his family pursuant to Paragraph 5 (provided Executive timely elects such COBRA coverage) for so long as the Executive remains eligible to receive such COBRA benefits (provided, that the Company shall cease to pay such COBRA premiums at such time that Executive obtains new employment and is eligible for health insurance benefits from the new employer); plus (iv) the vested DAP benefits pursuant to section 7.2 of the DAP.

For purposes of this Agreement, the Executive shall be deemed to have a “Disability” if the Executive is unable to perform substantially all of his duties under this Agreement in the normal and regular manner due to mental or physical illness or injury, and has been unable so to perform for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending. The determination of Executive’s Disability shall be made by the Board. The Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board, in its sole discretion, to review Executive’s medical condition. The Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of the Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with the Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor. The Executive shall be deemed to have a Disability if he is receiving disability benefits under the long term disability plan sponsored by the Company.

(e)	Quit. Upon the date the Executive retires, resigns or otherwise terminates his employment with the Company other than with Good Reason or on account of Executive’s death. In the event of the Executive’s quit, the Company shall pay to the Executive the Accrued Benefits.

(f)	Term. Upon the expiration of the Term of Employment. In the event of the termination of the Executive’s employment upon the expiration of the Term of

Employment (including any extension thereof pursuant to Paragraph 2), the Company shall pay to the Executive (x) the Accrued Benefits; plus (y) the vested DAP benefits pursuant to section 7.2 of the DAP.

(g)	Change in Control. In the event the Executive’s employment is terminated other than for Cause or for Good Reason (pursuant to subparagraph 10(c)) within twelve (12) months following a Change in Control, the Severance Period (under subparagraph 10(c)) shall be the lesser of: (i) thirty-six (36) months; or (ii) the number of full calendar months remaining until the fifth anniversary of the Effective Date; provided that in no event shall the Severance Period be less than the Severance Period determined under subparagraph 10(c) without regard to this subparagraph 10(g).

For the purposes of this Agreement, “Change in Control” shall mean (A) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a subsidiary with any other company) other than such a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the other entity) at least 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger, consolidation or reorganization, provided that Discovery Holding Company (“DHC”), Cox Communications, Inc. or Advance Newhouse Communications. Inc. (and their respective affiliates) shall hold, in the aggregate, at least 50% of the voting power of the voting securities of the Company; (B) the consummation by the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which is owned immediately after the sale or disposition by DHC, Cox Communications, Inc. or Advance Newhouse Communications Inc. (and their respective affiliates); or (C) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which DHC, Cox Communications, Inc. or Advance Newhouse Communications Inc. (and their respective affiliates) shall cease to hold, in the aggregate, directly or indirectly, at least 50% of the voting power of the voting securities of the Company.
Following the termination of the Term of Employment and the Executive’s employment under this Agreement, the Company will have no further liability to the Executive hereunder and no further payments will be made to him, except as provided in subparagraphs (a) through (g) above. Upon the date of the termination of the Executive’s employment pursuant to subparagraph (c), (d) or (g) above, in consideration of the payments to be made to the Executive pursuant to such subparagraph and as a condition to the payment thereof, the Executive agrees to execute a release of any claims against the Company, its employees, officers, directors, members, shareholders, affiliates and subsidiaries arising out of, in connection with or relating to the Executive’s employment with or termination of employment from the Company including any claims under the terms of this Agreement and including a release of claims under the Age Discrimination in Employment Act, in a form to be provided by the Company. The Company agrees that such release will provide that: (1) the Term of Employment has ended and the Company will no longer require the Executive to perform any additional duties under this Agreement on behalf of the Company, except those post-employment duties contemplated by the release (if any) and Paragraphs 11, 12 and 13 below; (2) other than as set forth or otherwise addressed in the release, the Board has no actual knowledge of any claim, charge or complaint against the Executive; and (3) the release shall not be construed to prohibit the Executive from presenting any defense against any claim, charge or complaint the Company subsequently may bring against him.

In the event that the Term of Employment has expired, no successor agreement has been executed by the Executive and the Company, and the Executive continues to provide his services to the Company at the Company’s request, such employment shall be at will on such terms and conditions as may be established by the Company and may be terminated for any reason or no reason at any time by either Party with or without notice.

11.	Restrictive Covenants.
(a)	Exclusive Services. The Executive shall during the Term of Employment, except during vacation periods, periods of illness and the like, devote his full and undivided business time and attention to his duties and responsibilities for the Company. During the Executive’s employment with the Company, the Executive shall not engage in any other business activity that would interfere with his responsibilities or the performance of his duties under this Agreement, provided that the Executive may sit on the boards of directors of other entities, with the prior written approval of the Board. The Executive will not during the Term of Employment solicit offers for the Executive’s services, negotiate with potential employers, enter into any oral or written agreement for the Executive’s services, give or accept any option for the Executive’s services, enter into the employment of, perform services for, or grant or receive future rights of any kind relating to the Executive’s services to or from any person or entity whatsoever other than the Company; provided that this sentence shall not apply during the last six (6) months of the Term of Employment, with respect to the Executive’s provision of services after the expiration of the Term of Employment, if either Party shall have given notice of nonrenewal pursuant to Paragraph 2 hereof.
(b)	Non-Solicitation, Non-Interference and Non-Competition. As a means to protect the Company’s legitimate business interests including protection of the Confidential Information of the Company (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 11 would necessarily involve the use of Confidential Information), during the Restricted Period (as defined below), the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity:

(i) solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six (6) months was employed by) the Company (or a Company Entity) or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to the Company (or a Company Entity), provided the prohibition in this clause (i) shall not apply to the Executive’s Executive Assistant. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for the Company (or a Company Entity); or

(ii) (x) solicit or encourage any person or entity who is or, within the prior six (6) months, was a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) during the Term of Employment to discontinue such person’s or entity’s business relationship with the Company (or a Company Entity); or (y) discourage any prospective customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) from becoming a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity), including, without limitation, making any negative statements or communications about the Company (or a Company Entity) or their respective shareholders, directors, officers, employees or agents; provided that the restrictions of this clause (ii) shall apply only to customers, producers, advertisers, distributors or suppliers of the Company with which Executive had personal contact, or for whom Executive had some responsibility in the performance of Executive’s duties for the Company, during the Term of Employment; or

(iii) hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a Competitive Business. For the purposes of this clause (iii), a “Competitive Business” shall be any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in (x) the production, post-production assembly, or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite, or the internet) of video entertainment, or (y) the exploitation of video entertainment through retail sales establishments, theatres or the internet. For the avoidance of doubt, the foregoing is not intended to prohibit the Executive from working for or engaging in activities on behalf of a business primarily engaged in the production, distribution and exploitation of video entertainment in the form of motion pictures intended primarily for theatrical release or computer-based gaming, such as Lions Gate Entertainment, Paramount Pictures and Electronic Arts (as those businesses are currently constituted and operated).

(iv) provided that if the Executive’s employment with the Company has been terminated by the Company for reasons of Disability or without Cause, or if the Executive has terminated his employment for Good Reason, or if in the fifth year of the Term of Employment either Party has given the requisite notice it or he does not want to renew the Term of Employment beyond the fifth anniversary date of the Effective Date, then the definition of “Competitive Business” shall be as follows: any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in the post-production, assembly and/or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite and internet) of branded, non-fiction video entertainment. For the purpose of clarification, such a Competitive Business would (x) include, but would not be limited to, National Geographic Channel International, Arts & Entertainment Television Networks, BBC and the Scripps Networks (as those businesses are currently constituted and operated), and (y) exclude, but would not be limited to, Sci-Fi, the USA Network and Lifetime Entertainment Services (as those businesses are currently constituted and operated). For the avoidance of doubt, the Executive shall not be prohibited from working for or engaging in activities on behalf of a business entity that does not constitute a Competitive Business under this clause (iv) merely by virtue of the fact that such business entity is affiliated with a business entity that does constitute a Competitive Business, provided that the Executive is not working for or engaging in any activity on behalf of such Competitive Business and, unless the Competitive Business is less than five percent (5%) of the business entity’s overall business (measured in terms of gross revenue, operating income and cash flow), the Executive does not have responsibility for such Competitive Business. Furthermore, this clause (iv) shall not restrict the Executive from providing services to any television broadcast service, the video and audio portions of which are intelligibly receivable without charge by means of standard roof-top or television set built-in antennae, even if such service is also carried via cable, satellite or internet, provided that less than fifty percent (50%) of the broadcaster’s programming for such service is non-fiction content similar to that distributed by the Company.

(v) The “Restricted Period” shall begin on the Effective Date and shall expire on the later of: (x) one (1) year after the Executive’s termination of employment with the Company; or (y) if the Executive has terminated employment and is receiving Severance Benefits, pursuant to subparagraphs 10(c) or 10(g), the end of the applicable Severance Period, provided that the Executive may elect to forego all Severance Benefits which would be paid more than one (1) year after the Executive’s termination of employment with the Company and to receive payment of all vested DAP benefits within sixty (60) days of the expiration of such one (1) year period, in which event the Restricted Period shall be limited to one (1) year after the Executive’s termination of employment with the Company; or (z) if the Executive’s employment with the Company was terminated in a manner such that clause (iv) is not applicable (i.e., it was not terminated on account of Disability or without Cause or for Good Reason, or at the end of the fifth anniversary of the Effective Date by reason of either Party having given the requisite notice of non-renewal) and the Executive’s employment was terminated prior to the fifth anniversary of the Effective Date, two (2) years after the Executive’s termination of employment with the Company, provided that if the Restricted Period in this subclause (z) would extend beyond the fifth anniversary of the Effective Date, then upon such anniversary, the applicable definition of Competitive Business shall be changed to that in clause (iv) and provided further that in no event shall the Restricted Period in this subclause (z) extend beyond the 6th anniversary of the Effective Date. For purposes of clarity, in no event will the Restricted Period expire earlier than one (1) year after the Executive’s termination of employment with the Company.

(vi) Notwithstanding clauses (iii) and (iv) above, the Executive may own, directly or indirectly, of an aggregate of not more than 2% of the outstanding publicly traded stock or other publicly traded equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity.
(c)	Confidential Information.
(i) No Disclosure. Executive shall not, at any time (whether during or after the Term of Employment) (x) retain or use for the benefit, purposes or account of himself or any other person or entity, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company (other than its shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company, any Company Entities and/or any third party that has disclosed or provided any of same to the Company on a confidential basis. (“Confidential Information”) without the prior authorization of the Board. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this Agreement; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to such Executive by the Company (or a Company Entity), or (C) made available to Executive by a third party who, to the best of such Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company (or a Company Entity) or another person or entity. The Executive acknowledges that the Company’s shareholder, DHC, has publicly traded common stock and that the Company’s business, activities and operations materially affect the public’s perception of DHC; therefore, the Executive shall handle Confidential Information related to DHC in accordance with the federal securities laws applicable to companies with publicly traded securities.

(ii) Permitted Disclosures. Notwithstanding the provisions of the immediately preceding clause (i), nothing in this Agreement shall preclude the Executive from (x) using any Confidential Information in any manner reasonably connected to the conduct of the Company’s business; or (y) disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or-written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Executive is subject), provided that the Executive gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against the Company or the Executive.

(iii) Non-Disclosure of Terms. Except as may be required by law, the Executive shall not disclose the financial terms of this Agreement, except to: (x) the Executive’s attorneys, accountants, financial or tax advisors, and (y) members of the Executive’s immediate family, provided each such individual agrees not to reveal the terms of the Agreement further.

(iv) Return All Materials. Upon termination of the Executive’s employment for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company (or a Company Entity), (y) immediately destroy, delete, or return to the Company (at the Company’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not such computer is Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and folly cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware,

(d)	Reasonableness of Covenants. The Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 11 are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company. The Executive acknowledges that all of the restrictions in this Paragraph 11 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 11 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 11. The Executive agrees that the restrictive covenants contained in this Paragraph 11 are a material part of the Executive’s obligations under this Agreement for which the Company has agreed to compensate Executive as provided in this Agreement. The Restricted Period referenced above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of the subparagraphs above in any respect, so that the Executive is restricted from engaging in the activities prohibited by the subparagraphs for the full period.
12.	Intangible Property. The Executive will not at any time during or after the Term of Employment have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by the Company or Company Entities and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the programming, advertising, broadcasting or promotion of the Company or Company Entities, whatever the Executives’ involvement with such matters may have been, and whether procured, produced, prepared, published or broadcast in whole or in part by the Executive, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Company or Company Entities now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), character names, material and matter as described above. The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers reasonably requested by it in connection therewith, provided however that the Company shall reimburse the Executive for reasonable expenses related thereto.

13.	Arbitration.
(a)	The Parties shall retain all rights and remedies available to them under law, in equity, or otherwise with respect to any dispute, claim or controversy arising out of, relating to, concerning, involving, or requiring the interpretation of the provisions of Paragraphs 11-12 of this Agreement, and any such dispute, claim or controversy shall not be subject to arbitration under this Paragraph 13 or otherwise. The Parties consent to the exclusive jurisdiction of the state and federal courts located in the State of Maryland.

(b)	All other disputes, claims or controversies arising out of or relating to this Agreement or Executive’s employment with the Company shall be settled by arbitration initiated within the applicable statute of limitations period and administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in the form obtaining when the arbitration is initiated. The determination of the arbitrator shall be final and binding on the Parties and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be the Washington, DC metropolitan area.

(c)	The arbitrator shall be selected by mutual agreement of the Parties. If the Parties are not able to agree upon an available arbitrator within seven days of the initiation of the arbitration, the Parties shall obtain from the National Academy of Arbitrators a panel of seven available arbitrators and the arbitrator shall be selected by each Party striking the name of one arbitrator in turn, until only one name of an available arbitrator remains. The Party initiating the arbitration shall make the first strike within 48 hours of receiving the panel list and each successive strike shall be made within 48 hours of the previous strike.

(d)	Consistent with the expedited nature of arbitration, each Party will, upon written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed within 30 days following the appointment of the arbitrator.

(e)	The arbitrator may grant any remedy or relief that would be available in a court of law provided, however, that the arbitrator will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. The Parties hereby expressly waive any right to a jury trial and this waiver of a jury trail is absolute under this agreement to arbitrate.

(f)	Except as may be required by law, neither Party nor an arbitrator may disclose the existence, content, any documents received in discovery, or results of any arbitration hereunder without the prior written consent of both Parties.

(g)	Unless otherwise determined by the arbitrator, each Party shall be responsible for its own fees and expenses (including all attorneys’ fees and witness fees) incurred by the Party in the arbitration.
14.	Miscellaneous.
(a)	Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties. Any waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the Chairman of the Board or the Chairman of the Compensation Committee. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

(b)	Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of the Company, provided that the Company shall remain liable hereunder unless the assignee purchased all or substantially all of the assets of the Company. The Executive may not assign any of his duties under this Agreement.

(c)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

(d)	Governing Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Maryland, without regard to its conflicts of law rules.

(e)	Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements. The Executive and the Company each acknowledges that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

(f)	Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

(g)	Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, to any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to, or (iii) on the date transmitted by telegram, telex, telecopier, facsimile or email transmission (with receipt confirmed by telephone), to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party hereto given in accordance herewith:

if to the Company:	Chairman, Board of Shareholders
Discovery Communications, Inc.
One Discovery Place
Silver Spring, Maryland 20910
(tel) (240) 662-5200
(fax) (240) 662-5252

with a copy to:	General Counsel
Discovery Communications, Inc.
One Discovery Place
Silver Spring, Maryland 20910
(tel) (240) 662-5495
(fax) (240) 662-1489

if to the Executive:	David Zaslav

Ryebrook, New York 10573

with a copy to:	David Nochimson
Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie,
Stiffelman, Cook, Johnson, Lande& Wolf LLP
1801 Century Park West
Los Angeles, California 90067-6406
(tel) (310) 552-3388
(fax) (310) 553-7068
(h)	Titles. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

(i)	No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(j)	Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive’s termination of employment with the Company for any reason.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

David Zaslav

/s/ David Zaslav			November 28, 2006

DISCOVERY COMMUNICATIONS INC.

By:	/s/ John Hendricks		November 28, 2006

	Its:	Chairman

Schedule A
Target Bonus and Guarantee
Assuming a 1-1-07 Effective Date

Year	Base Salary	% Target	$ Target	$ Guarantee

2007	$2:0MM	150%	$3,000,000	$3,000,000

2008	$2.0MM	150%	$3,000,000	$2,000,000

2009	$2.0MM	175%	$3,500,000	$1,500,000

2010	$2.0MM	200%	$4,000,000	$1,000,000

2011	$2.0MM	225%	$4,500,000	$1,000,000
Pro-Ration of Target Bonus and Guarantee
Assuming 4-1-07 Effective Date

Year	Base Salary	% Target	$ Target	$ Total Guarantee

2007	$1.5MM	150%	$2,250,000	$2,250,000

2008	$2.0MM	150%	$3,000,000	$2,250,000

2009	$2.0MM	168.75%	$3,375,000	$1,625,000

2010	$2.0MM	193.75%	$3,875,000	$1,125,000

2011	$2.0MM	218.75%	$4,375,000	$1,000,000

2012	$500,000	225%	$1,125,000	$250,000

Agreement and Acknowledgement
     I, David Zaslav, have entered into that certain Employment Agreement dated November 28, 2007 with Discovery Communications, Inc. (the “Employment Agreement”). Pursuant to Section 4(d) of such Employment Agreement, Discovery Communications, Inc. (the “Company”) agreed to issue me Appreciation Units effective as of my first day of employment with the Company in accordance with the terms of the Company’s Discovery Appreciation Plan (the “Plan”).
     I hereby acknowledge and agree that:
(i) THE GRANT EFFECTIVE DATE OF MY INITIAL APPRECIATION UNIT AWARD IS JANUARY 1, 2007;
(II) THE COMPANY AMENDED THE PLAN EFFECTIVE AS OF JANUARY 1, 2007, TO PERMIT THE BEGINNING UNIT VALUE OF AN APPRECIATION UNIT AWARD TO BE BASED UPON THE CLOSING PRICE OF A SINGLE CLASS A SHARE OF DHC (TRADING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL “DISCA”) ON THE DATE COINCIDENT WITH OR IMMEDIATELY PRECEDING THE GRANT EFFECTIVE DATE, AND
(III) THE BEGINNING UNIT VALUE OF THE APPRECIATION UNIT AWARD ISSUED TO ME AS OF JANUARY 1, 2007 SHALL BE $17.699 – WHICH IS EQUAL TO THE CLOSING PRICE OF A SINGLE CLASS A SHARE OF DHC (TRADING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL “DISCA”) ON DECEMBER 29, 2006 (THE DATE COINCIDENT WITH OR IMMEDIATELY PRECEDING THE JANUARY 1, 2007 GRANT EFFECTIVE DATE OF MY APPRECIATION UNIT AWARD ON WHICH THE NASDAQ WAS NOT CLOSED), WHICH ACCORDING TO THE WALL STREET JOURNAL WAS $16.09, MULTIPLIED BY (B) ONE HUNDRED TEN PERCENT (110%).

/s/ David Zaslav	JANUARY 19, 2007
DAVID ZASLAV